FOR IMMEDIATE RELEASE

FERRO ANNOUNCES SECOND QUARTER 2005 UNAUDITED FINANCIAL RESULTS

•	Company achieves continued sequential operational improvements

•	Pricing and cost reduction initiatives drive improved operating profits

•	Electronic Materials sales and operating income improves substantially versus first quarter 2005

CLEVELAND, Ohio – August 9, 2005 – Ferro Corporation (NYSE:FOE) announced today that net sales for the second quarter ended June 30, 2005 were $483.6 million. Net income for the period was $9.1 million or $0.21 on a diluted earnings per share basis. The results included after-tax charges of $1.7 million, primarily related to the accounting investigation ($1.3 million) and the previously announced restructuring in the Performance Materials Segment ($0.4 million). The charges adversely affected diluted earnings per share by $0.04.

Net sales improved by approximately 6.9% versus the first quarter of 2005. While electronic materials sales were not at the level attained in the second quarter of 2004, they increased substantially on a sequential basis. In addition, strong demand for tile coatings, container glass enamels and glass color and pigment product offerings contributed to the increase in sales while sales for polymer additives and glass products serving the construction market remain robust. Sales also benefited from increased product pricing implemented since the third quarter of 2004. Conversely, the Company has experienced weakness in certain markets, particularly the appliance market served by the Porcelain Enamel business unit. Asia Pacific, Latin America and North America continue to be relatively strong while Europe was weak. Though European economic conditions continue to be challenging, sales to the European tile market have improved due to share gains and successful, modest price increases.

Operating results in the quarter reflected the generally positive conditions noted above and the successful implementation of recent restructuring activities. Consolidated gross margin improved sequentially to 21.6% of sales including one-time items that negatively affected gross margin by approximately 0.2 percentage points. SG&A expenses improved sequentially to 15.7% of sales, totaling $75.9 million.

Total debt at the end of the quarter was $543.1 million, an increase of $16.9 million in the quarter. The increase was primarily the result of working capital increases to support increased sales in the second quarter.

Hector R. Ortino, chairman and chief executive officer, commented, “Second quarter operating results were in line with our prior guidance despite some of our markets weakening relative to expectations. As anticipated, the electronics materials business experienced significant gains versus the first quarter of 2005, with sales improving by approximately 18% and operating profits improving substantially. It appears that our electronic materials customers’ inventory issues and supply chain problems have been resolved, and we anticipate continued sequential operating improvement in electronic materials in the following quarter. Our results over the first half of the year demonstrate we are making good progress on improving the Company’s performance. We will continue to take action across the Company to further improve operating results through continued implementation of our operational excellence programs and aggressive cost controls.”

Segment Results – Second Quarter 2005

Sales for the Performance Materials segment were $312.1 million for the second quarter, while segment income was $25.8 million. Sales benefited from sequential improvement in the Electronic Materials business unit, price increases and the strength of the tile, container glass and construction markets, partially offset by weakness in the Porcelain Enamel business unit. Segment income benefited from the improvement in the Electronic Materials business and increased pricing, restructuring and operational improvements in the other businesses.

Sales for the Performance Chemicals segment were $171.5 million for the second quarter, while segment income was $10.1 million. The revenue in the quarter reflects increased pricing, continued strength in construction markets, and robust demand for pharmaceutical and fine chemicals offerings. Profitability for the segment benefited from the above factors, the substantial improvement in the profitability of the Polymer Additives business and restructuring programs but was adversely affected by weakness in European markets and the North American automotive sector. The Polymer Additives business had another strong quarter, illustrating the dramatic turn-around in this business and the success of the price increases implemented over the last four quarters.

Outlook

The second quarter is ordinarily the Company’s strongest quarter primarily due to the seasonal nature of some of the markets served. There is typically a decline in European economic activity associated with summer holidays and planned manufacturing shut downs in the third quarter. In addition, the Company anticipates continued weakness in the markets served by the Specialty Plastics and Porcelain Enamel business units. Accordingly, most business units are expected to show a decline in sales and operating results for the third quarter. Contrary to this pattern, the Company expects sequential profit improvement for the Electronic Materials business in the third quarter.

Based on the expectation for lower sales and reduced manufacturing utilization rates in Europe, the Company anticipates gross margins for the third quarter will decline slightly from the second quarter level. In addition, as activities accelerate in support of the audit process, corporate expenses are expected to rise. Consequently, for the third quarter, the Company projects lower operating results with sales of $445 to $455 million, and earnings per share between $0.16 and $0.21. This estimate does not include the added cost needed to conclude the accounting investigation. The investigation is expected to conclude in the near future, at which time, the Company will announce the investigation findings.

Commenting on the outlook Ortino stated, “While we have been successful in implementing profitability-enhancement programs: increasing pricing, managing discretionary spending and taking actions to streamline operations and reduce administrative costs, our current outlook is for a sequential decline in financial performance. The sequential decline is primarily due to a reduction in expected sales due to the seasonal nature of the underlying markets we serve. In addition, audit fees will be substantially higher than historical norms as we work diligently to conclude the restatement process and meet filing deadlines. These items will detract from the progress we are making to improve profitability. Taking a longer view, however, the actions we have taken to enhance our market and technology positions, streamline operations, and increase our investment in Asia will provide a solid foundation for substantially improved results.

Conference Call

The Company will host a conference call to discuss unaudited quarterly results and general business outlook today, August 9 at 11:00 a.m. Eastern time. If you wish to participate in the call, dial (800) 779-9977 if calling from the United States or Canada, or dial (630) 395-0034 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, Tom Gannon. Please call the assigned number approximately 10 minutes before the conference call is scheduled to begin.

A replay of the call will be available from 1:00 p.m. Eastern time on August 9 until 11 p.m. Eastern time on August 16. To access the replay, dial (866) 421-0440 if calling from the United States or Canada, or dial (203) 369-0802 if calling from outside North America. The call will also be broadcasted live over the internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed on the Company’s Web site at http://www.ferro.com.

Cautionary Note on Unaudited and Forward-Looking Statements

The financial information in this release has not been reviewed by Ferro’s independent auditors, KPMG LLP, due to the ongoing restatement process. Pending completion of the restatement process, it is possible that additional adjustments of financial results could be identified. In addition, certain statements contained in this press release and in future filings with the Securities and Exchange Commission reflect the Company’s expectations with respect to future performance and may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The possible outcomes of the restatement process that could result in additional adjustments of the financial results;

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Continued access to capital, primarily in the United States capital markets, and any restrictions or encumbrances placed on the Company or its assets by current or future financing arrangements or rating agency downgrades;

•	Changes in customer requirements, markets or industries the Company serves;

•	Changes in the prices of major raw materials or sources of energy;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates; and

•	Political or economic instability as a result of acts of war, terrorism or otherwise.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Ferro Corporation
Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com or contact Tom Gannon, 216-875-6205.

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Condensed Consolidated Statements of Income
Ferro Corporation and Subsidiaries
UNAUDITED
Three Months Ended
(Dollars in Thousands, except per share amounts)	June 30, 2005

Net Sales	$483,561
Cost of Sales	378,948
Selling, Administrative and General Expenses	75,909
Other Charges (Income):
Interest Expense	9,600
Foreign Currency Transactions, Net	199
Other (Income) Expense — Net	4,701

Income Before Taxes	14,204
Income Tax Expense	4,936

Income from Continuing Operations	9,268
(Loss) from Discontinued Operations, Net	(142)

Net Income	9,126
Dividend on Preferred Stock	375

Net Income Available to Common Shareholders	$8,751
Per Common Share Data:
Basic
Income from Continuing Operations	$0.21
Discontinued Operations	—

Net Income	$0.21

Diluted
Income from Continuing Operations	$0.21
Discontinued Operations	—

Net Income	$0.21

Shares Outstanding:
Average Outstanding	42,295,830
Average Diluted	42,304,159
Actual End of Period	42,313,758

Condensed Consolidated Balance	Sheet
Ferro Corporation	and Subsidiaries
June 30, 2005
UNAUDITED
		(Dollars in Thousands)
ASSETS		June 30, 2005

Current Assets:
Cash and Cash Equivalents		$19,391
Net Receivables		202,322
Inventories		228,376
Other Current Assets		193,155

Total Current Assets		$643,244
Net Property, Plant & Equipment		544,644
Unamortized Intangible Assets		415,118
Other Assets		139,254

		$1,742,260

LIABILITIES

Current Liabilities:
Notes and Loans Payable		$10,443
Accounts Payable, Trade		243,865
Other Current Liabilities		117,045

Total Current Liabilities		$371,353
Long — Term Debt		531,586
Other Liabilities		324,133
Shareholders’ Equity		515,188

		$1,742,260

Ferro Corporation and Subsidiaries
Segment Data
UNAUDITED
Three Months Ended
(Dollars in Thousands)	June 30, 2005

Segment Sales
Performance Materials	$312,109
Performance Chemicals	171,452
Total	$483,561
Segment Income
Performance Materials	$25,821
Performance Chemicals	10,098
Total	$35,919
Geographic Sales
United States	$233,428
International	250,133
$483,561